UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 27, 2012

VERSANT INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54050	27-2553082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19200 Von Karman, 4th Floor, Irvine, CA	92612
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 281-6438
Registrant’s Fax Number, Including Area Code: (949) 281-3801

74 N. Pecos, Suite D, Henderson, NV 89074
(Former Address, Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

The information disclosed below under Item 5.02(e) is incorporated by reference under this Item 1.01.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensation of Certain Officers

(e)	Compensation of Executive Officers

On March 27, 2012, Versant International, Inc. (the “Company”) issued the following equity awards to each of Glen W. Carnes, Chairman and Chief Executive Officer and Michael D. Young, President and Chief Operating Officer: 20,000,000 shares of the Company’s Class B common stock and 10,000,000 shares of the Company’s Class A common stock.  The shares so awarded vested immediately upon grant. The shares were issued as compensation using a price per share of $0.01.

Item 5.03  Amendments to Articles of Incorporation or Bylaws.

The Company’s board of directors and shareholders adopted an amendment to its Restated Articles of Incorporation on March 30, 2012.  The material provisions of the amendments are summarized below. The amendment to the Articles of Incorporation is attached hereto in their entirety as exhibits 3.1.

Articles of Incorporation

Registered Agent

The Company changed its registered agent to National Registered Agents, Inc. of NV.

Capital Stock

The number of total authorized shares was increased to 875 million shares, consisting of 200 million shares of authorized Class A common stock, 675 million shares of authorized Class B common stock, and 25 million shares of authorized preferred stock.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description

3.1	Amendment to Restated Articles of Incorporation of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT INTERNATIONAL, INC.

Date: March 30, 2012	By:	/s/ Glen W. Carnes
Name: Glen W. Carnes
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amendment to Restated Articles of Incorporation of the Company